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                                                                  EXHIBIT 10.14

                                  GENVEC, INC.

                             CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement"), effective as of March 17, 1999 (the "Effective Date"), is entered into between Herbert J. Conrad, residing at 134 Lowell Road, Glen Rock, New Jersey 07452 ("Consultant"), and GenVec,
Inc., a Delaware corporation having a principal place of business at 12111 Parklawn Drive, Rockville, MD 20852 ("GenVec").

                                  BACKGROUND

     A. Consultant currently is serving as the Chairman of the Board of Directors of GenVec.

     B. GenVec desires to retain the services of Consultant in a consulting capacity with respect to certain activities as described in this agreement.

     NOW, THEREFORE, Consultant and GenVec agree as follows:

     1. DESCRIPTION OF SERVICES. GenVec hereby retains Consultant and Consultant hereby agrees to consult regarding GenVec's activities. Such consulting services may take place between GenVec's management, scientists, or other consultants, in the form of formal meetings, review of written materials, informal consultation over the telephone, or otherwise, as agreed by the parties.

     2. COMPENSATION. As consideration for Consultant's performance of the Agreement, GenVec shall pay Consultant One Thousand Five Hundred U.S. Dollars ($1,500.00) per day of consulting service requested by GenVec, and rendered by Consultant. For purposes of this Agreement, eight (8) hours shall constitute one day of consulting service. Consultant agrees to make himself available to GenVec to provide consulting services for a minimum of five (5) business days and up to ten (10) business days per month. Consulting services rendered for any portion of one day hereunder shall be compensated on an hourly basis at the rate of One Hundred Eighty-Seven U.S. Dollars ($187.00) per hour. GenVec shall pay such consideration within thirty (30) days of Consultant's rendering of such services. In the event that Consultant renders more than 10 days of consulting service, Consultant shall provide to GenVec written documentation, in a form reasonably acceptable to GenVec, stating the number of additional days (or hours, if applicable) of consulting services provided during the prior calendar month. Such statement shall be sent to the attention of the Accounts Payable Department at GenVec, and GenVec shall pay such consideration within thirty (30) days of receiving such documentation. Consultant acknowledges that no amount will be withheld from his consulting fees hereunder for payment of any federal, national, state, or local taxes, and that Consultant has sole responsibility to pay such taxes, if any, and to file such returns as may be required by applicable laws and regulations.

     3. EXPENSES. GenVec will reimburse Consultant for reasonable, documented expenses incurred by Consultant while rendering services under this Agreement, subject to approval and


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customary verification by GenVec. Such expenses shall include reasonable necessary travel, lodging, and meal expenses. Requests for reimbursement shall be in a reasonable form acceptable to GenVec and shall include an itemized accounting of such expenses supported by documentation.

     4.   PROPRIETARY INFORMATION AND INVENTIONS.

          4.1 PROPRIETARY INFORMATION. Consultant acknowledges that his relationship with GenVec is one of high trust and confidence and that in the course of his service to GenVec he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Term (as defined in Section 7 below) of the Agreement or at any time within five (5) years thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Inventions (as defined in Section 4.3 below).

               4.1.1 For purposes of this Agreement, "Proprietary Information" shall mean all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by GenVec, including, without limitation, any Invention, formula, trade secret, process, research, report, technical data, know-how, technology or information with respect to employee compensation, or any marketing plan or business plan, or forecasts, customer lists or information regarding finances, marketing, pricing, or costs that is communicated to, learned of, developed or otherwise acquired by Consultant as a direct result of the services performed by Consultant for GenVec under the Agreement.


               4.1.2 Consultant's obligations under this Section 4.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 4.1, or (ii) is in Consultant's possession at the time of disclosure, as shown by contemporaneous written evidence.

          4.2 OWNERSHIP AND RETURN OF PROPERTY. All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by GenVec or produced by Consultant or others in connection with Consultant's services shall be and remain the sole property of GenVec and shall be returned promptly to GenVec as and when requested by GenVec. Should GenVec not so request, Consultant shall promptly return and deliver all such materials and property upon termination of this Agreement for any reason, and Consultant will not retain any such property or any reproduction or extract thereof following any termination.

          4.3  INVENTIONS.

               4.3.1 OWNERSHIP. All inventions, discoveries, data, technology, designs, innovations, and improvements related to the business of GenVec which are made, conceived reduced to practice or otherwise developed by the Consultant, solely or jointly with others, as a direct result of services performed under the terms of this Agreement (collectively, "Inventions") or GenVec's Proprietary Information received by the Consultant under the terms of this Agreement shall be the property of GenVec. Consultant hereby assigns to GenVec any right, title and interest he may have in any and all Inventions and any and all related patents, copyrights, trademarks, trade names,


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and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints the Chief Executive Officer of GenVec as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.

               4.3.2 DISCLOSURE. During the term of this Agreement and within one (1) year thereafter, Consultant will promptly disclose to GenVec all Inventions.

               4.3.3 COOPERATION. Upon the request of GenVec and at GenVec's expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to GenVec and to assist GenVec in applying for, obtaining, defending and enforcing patents and/or copyrights or other rights in the United States and in any foreign country with respect to any Inventions.

          4.4 RELEVANT DEVELOPMENTS. In the event that Consultant invents or discovers, or participates in the invention or discovery, of technology or information relevant to the business of GenVec, Consultant agrees to use his best efforts to notify GenVec of such invention or discovery and to assist GenVec with the possible purchase or licensing of such invention or discovery.

     5.   OTHER CONSULTANT OBLIGATIONS.

          5.1 Consultant will not disclose to GenVec any information that Consultant is obligated to keep secret pursuant to an existing agreement with a third party or consistent with his duties or obligations to such third party and nothing in this Agreement win impose any obligation on Consultant to the contrary.

          5.2 The consulting services provided by Consultant hereunder will not be conducted on time that is required to be devoted to any third party. Consultant shall not use the funding, resources or facilities of any other third party to perform consulting services hereunder and shall not perform such services in any manner that would give any third party rights to any result of such services.

          5.3 Subject to written waivers that may be provided by GenVec upon Consultant's request, which waivers shall not be unreasonably withheld, Consultant agrees that during the term of this Agreement he will not directly or indirectly (i) provide any consulting services in the field of gene therapy to any other business or commercial entity, (ii) participate in the formation of any business or commercial entity in the field of gene therapy, or (iii) solicit or hire away, or assist a third party to solicit or hire away, any employee or consultant of GenVec. Consultant shall promptly notify GenVec of all other consulting agreements which Consultant has entered into, or any consulting services which Consultant may provide to any third party relating to gene therapy.

     6. NATURE OF RELATIONSHIP. At all times while acting pursuant to this Agreement, Consultant shall be deemed an independent contractor and will not be deemed to be an employee of GenVec for any purpose, including without limitation, for the purpose of any employee benefit program, tax withholding, unemployment benefits, or otherwise. Consultant acknowledges and agrees and it is the intent of the parties hereto that Consultant receive no GenVec-sponsored benefits


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from GenVec either as Consultant or employee. Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401(k) participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will recieve no benefits except those mandated by state or federal law, even if by the terms of GenVec's benefits plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits. Consultant shall not enter into any agreement or incur any obligations on GenVec's behalf, or commit GenVec in any manner. Consultant further agrees to indemnify and hold harmless GenVec and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney's fees and other legal expenses, arising directly or indirectly from (i) any negligent reckless or intentionally wrongful act of Consultant or Consultant's assistants, employees or agents,
(ii) a determination by a court or agency that the Consultant is not an independent contractor, or (iii) any breach by Consultant or Consultant's assistants, employees or agents of any convenants contained in this Agreement.

     7. TERM. This Agreement shall become effective as of the Effective Date and remain in effect until the first anniversary of the Effective Date, unless terminated earlier pursuant to Section 8 (the "Term"), and, if mutually agreed, may be extended on a month to month basis, on the same terms and conditions herein.

     8. TERMINATION. Each of GenVec and Consultant may terminate this Agreement for any reason upon thirty (30) days written notice to the other party. This Agreement shall automatically terminate upon death of Consultant. Termination or expiration of this Agreement or any mutually agreed extension shall not relieve a party with respect to any obligation accrued hereunder prior to such expiration or termination. Section 4, 5 and 9 through 13 shall survive any expiration or termination of this Agreement.

     9. REMEDIES. Consultant acknowledges that GenVec will suffer irreparable harm and have no adequate remedy at law if Consultant violates the terms of Section 4 or 5. In such event, Gen Vec shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive or other relief to restrain any breach or threaten breach of this Agreement without the obligation of posting any bond.

     10. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, U.S.A., and the exclusive venue for any dispute between the parties regarding the subject manner of this Agreement shall be the state and federal courts located in the State of Maryland, U.S.A., and the parties hereby consent to the personal jurisdiction of such courts.

     11. NO CONFLICT. Consultant represents that his retention as a consultant with Gen Vec and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. Consultant shall not disclose to GenVec any trade secrets or confidential or proprietary information of any other party.


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     12.   ASSIGNMENT.  GenVec shall have the right to assign its rights under this Agreement to any person, partnership, corporation, or other entity, provided that any assignee, transferee, or other successor agrees to be bound by the terms hereof. Consultant shall not assign this Agreement without Gen Vec's prior written consent. This Agreement shall be binding on Gen Vec, its successors and assigns, and on Consultant, his heirs and assigns.

     13. NOTICES. Any notice required or permitted hereunder shall be in writing and considered given when personally delivered or sent by certified or registered mail, postage paid, or overnight delivery service, if to Consultant, at his residence listed above, and if to Gen Vec, at the address listed above, attention: President.

     14. ENTIRE AGREEMENT; COUNTERPARTS. This Agreement constitutes the entire agreement between the parties and supersedes all prior written and oral agreements between the parties with respect to Mr. Conrad's consulting arrangement with the Company, any payment therefor and all other subject matters herein. Mr. Conrad acknowledges and agrees that he has received all payments (including cash and equity) owed to him by the Company as of the date of this Agreement, other than options granted to him effective as of the date of this Agreement. No change, amendment, or other modification of this Agreement shall be effective unless signed by Consultant and an authorized representative of GenVec. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

GENVEC,INC.CONSULTANT



By:_________________________________     By:____________________________________
       Paul H. Fischer                          Herbert J. Conrad
Title: President and Chief Executive
         Officer


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[LOGO]                                                 65 West Watkins Mill Road
                                                       Gaithersburg, MD 20878
                                                       ph: 240-632-0740
                                                       fx: 240-632-0735
                                                       www.genvec.com



March 1, 2000



VIA FEDERAL EXPRESS

Herb J. Conrad
134 Lowell Road
Glen Rock, NJ 07452


     RE: CONSULTING AGREEMENT WITH HERB J. CONRAD (GV REF. NO. CSA6O04)

Dear Herb:

     This letter will confirm the extension of the Consulting Agreement entered into between you ("Consultant") and GenVec, Inc. ("Gen Vec") effective March 17, 1999 (the "Agreement"). Pursuant to Section 7 of the Agreement, the parties hereby agree that the term of the Agreement shall be extended an additional year on the same terms and conditions of the Agreement, such that it shall terminate on March 17, 2001 ("Term"). In consideration of the extension of the Agreement for an additional year, Gen Vec shall pay Consultant fifteen hundred U.S. dollars ($1,500.00) per day of consulting services requested by Gen Vec and rendered by Consultant.

     Please indicate agreement to the above by countersigning this letter and returning one copy to my attention. Please do not hesitate to contact me if you have any questions.


Yours truly,

/s/ Paul H. Fischer
-------------------------------------
Paul H. Fischer
President and Chief Executive Officer


UNDERSTOOD AND AGREED:

Herb J. Conrad


By:    /s/ Herb J. Conrad
   ----------------------------------
           Herb J. Conrad


Date: 3/1/00